EXHIBIT 99.1

FOR IMMEDIATE RELEASE

William R. Timken, Former Vice Chairman of Hambrecht & Quist, Named to
ReGen Biologics Board of Directors

FRANKLIN LAKES, NJ, June 10, 2004 — ReGen Biologics, Inc. (OTC:RGBI) a leading orthopedic products company that develops and manufactures products for human tissue repair, announced today the appointment of William R. Timken to the ReGen Biologics board of directors. Mr. Timken, who retired as the Vice Chairman of Hambrecht & Quist in 1999, will also serve as a member of the Audit Committee of the board of directors.

Gerald Bisbee, chairman, president, and chief executive officer of ReGen Biologics, commented, “We are delighted to welcome Bill to the ReGen board of directors. Bill has an outstanding track record in financing emerging growth healthcare, technology, and service companies. During his forty-two year career as a securities industry executive, Bill has been involved in bringing to market and capitalizing companies as such Genentech, Apple and Netscape. He has been an active healthcare investor with a focus on medical technology and biotech and he has been a valued investor and advisor to ReGen Biologics since 1992. Bill will be an important strategic contributor as ReGen continues to develop and bring to market groundbreaking technologies in the area of human tissue repair.”

Timken stated, “I am pleased to be joining ReGen’s board of directors as the company takes steps to bring its Collagen Meniscus Implant (CMI) to the U.S. market. With its proprietary tissue regrowth technology, the company has the potential to address a number of important orthopedic applications, which could benefit patients around the world and I look forward to making a positive contribution to this endeavor.”

A founding partner of Hambrecht & Quist, Timken joined H&Q in 1968 and retired in 1999 as its Vice Chairman. He is a graduate of Colby College, and has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001.

About ReGen Biologics, Inc.:

ReGen Biologics is a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the Collagen Meniscus Implant (CMI), which uses the body’s own healing process to grow new meniscus tissue and restore mobility for patients with meniscus loss. ReGen expects to begin modular submission to the FDA of its PMA for the CMI in Q3 2004 and conclude with submission of the clinical module in Q1 or Q2 2005. The CMI is currently distributed in Europe, Australia, Chile and certain other countries through the Centerpulse unit of Zimmer Holdings, Inc. (NYSE:ZMH). ReGen is headquartered in Franklin Lakes, NJ and manufactures the CMI in its ISO Certified facility located in Redwood City, CA.

For more information on ReGen, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:

Brion Umidi	Al Palombo
ReGen Biologics, Inc.	Cameron Associates
Chief Financial Office	Investor Relations
(201) 651-3515	(212) 245-8800 Ext. 209
bumidi@regenbio.com	al@cameronassoc.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s annual report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2004. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.